 Exhibit 99.1

NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2014 SECOND-QUARTER  RESULTS
Increases dividend by 50%

MONROE, MI., November 19, 2013—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2014 second quarter ended October 26, 2013.

Fiscal 2014 second-quarter highlights:

•	Consolidated sales for the second quarter increased 13.7% compared with the fiscal 2013 second quarter;
•	Same-store written sales for the La-Z-Boy Furniture Galleries® store network increased 9.8% for the second quarter, on top of a 13.3% increase in last year’s second quarter;
•	Consolidated operating income increased 141% to $25.4 million from $10.6 million, including $2.7 million of restructuring charges in the fiscal 2013 second quarter;
•	The upholstery segment posted an 11% operating margin versus 8.4% in last year’s second quarter;
•	The retail segment posted operating income of $3.3 million, with a 4.4% operating margin, compared with an operating loss of $0.6 million, or a (0.9%) operating margin, in last year’s second quarter;
•	The company generated cash from operating activities of $19.4 million during the quarter; and
•	The company increased its quarterly dividend by 50% to $0.06 per share.

Sales for the fiscal 2014 second quarter were $366.4 million, up 13.7% compared with the prior year’s second quarter.  The company reported net income attributable to La-Z-Boy Incorporated of $16.7 million, or $0.31 per diluted share, of which $0.01 per share was attributable to the reduction of certain valuation reserves against the company’s state deferred tax assets, compared with last year’s second-quarter results of $6.6 million, or $0.12 per diluted share, after $0.03 in restructuring charges relating to the company’s casegoods segment.

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy, said, “Our performance for the quarter reflects the successful execution of our sales, merchandising and integrated retail strategies as well as the efficiencies with which we are running our operations.  We believe our positive sales trajectory is indicative of continued market share gains, and with the strength of the La-Z-Boy brand, our vast distribution network and our lean manufacturing structure, we are well positioned for future profitable growth.”

Wholesale Segments

For the fiscal 2014 second quarter, sales in the company’s upholstery segment increased 14.2% to $296.2 million from $259.5 million in the prior year’s second quarter.  The operating margin for the quarter increased to 11.0% compared with 8.4% in last year’s second quarter.  Sales in the casegoods segment for the fiscal 2014 second quarter were $33.9 million, down 1.7% from $34.5 million in the fiscal 2013 second quarter, and the operating margin for the segment declined to 1.9% from 2.6% in last year’s second quarter.

Darrow commented, “Our upholstery business continues to exhibit momentum and we are approaching three years of double-digit written same-store sales growth for the La-Z-Boy Furniture Galleries® network of stores.  Our marketing and merchandising initiatives are delivering results with our Live life comfortably advertising campaign driving an expanded base of consumers to our brand with awareness of our broad product line growing among a wider demographic.  At the October Furniture Market in High Point, we introduced Urban Attitudes, the most significant collection we have launched in 10 years in terms of styling and product relevance.  The furniture makes a bold modern statement for our brand and is targeted at both younger, urban and style-conscious customers and those who may live in a condominium or apartment and desire smaller-scale furniture.  The collection was well received across our entire dealer base, and we look forward to it making its way onto retail floors over the course of the next several months. On the operating side of the business, we continue to be diligent in managing our cost structure and are benefitting from incremental volume and the ability to leverage the fixed-cost base in place throughout our manufacturing facilities.”

Darrow added, “Although the casegoods business continues to face challenges, it is encouraging to see that sales have somewhat stabilized compared with the declines we experienced in recent quarters.  During the period, we delivered several new groups from the prior furniture markets and we are beginning to develop traction with them.  At the High Point Market last month, we launched a direct container program which will allow customers to mix various Kincaid, American Drew and Lea product in one container.  This program gives us the ability to better service smaller dealers with reduced delivery times, which we believe will help to grow our business in the western region of North America. Additionally, we continued to introduce several transitional and lifestyle collections as we work to refresh our product line, shifting the style mix of our various casegoods companies to appeal to a broader consumer base.”

Retail Segment

For the fiscal 2014 second quarter, retail delivered sales were $73.4 million, up 19.9% compared with the second quarter of last year. The southern Ohio stores contributed 7.3 percentage points of the 19.9% sales increase during the quarter. The retail segment posted an operating profit of $3.3 million, or an operating margin of 4.4% for the quarter.  This compares with an operating loss of $0.6 million, or an operating margin of (0.9%) in last year’s second quarter.

Darrow stated, “Our retail segment continues to improve its performance, with this quarter marking the 19th consecutive quarterly improvement over prior-year results.  Our increased operating margin was primarily driven by the ability to leverage fixed SG&A expenses with more volume.  This volume was attributable to a higher-priced mix driven by differentiated product merchandising. Although traffic for the period was flat, we experienced an increase in average ticket, as well as other key metrics.  During the quarter, we closed on the acquisition of three stores in the Las Vegas market and announced we would acquire two stores in the Youngstown, Ohio market.  Later this week, we will open a store in the Buffalo market, where previously, an independent dealer operated a store that closed.   These six stores, which we believe will be accretive to our business, are strategically located close to existing company-owned markets, where management teams and distribution center capabilities are already in place.”

La-Z-Boy Furniture Galleries® Stores Network

System-wide, for the second quarter of fiscal 2014, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were up 9.8% versus last year’s second quarter.

Total written sales, which include new and closed stores, were up 10.1% for the second quarter.   At the end of the second quarter, the La-Z-Boy Furniture Galleries® store system was composed of 314 stand-alone stores.

Darrow stated, “We are working diligently on our “4-4-5” strategy, where we aim to have 400 La-Z-Boy Furniture Galleries® stores, averaging $4 million in revenue per store, in five years, as we believe maximizing the model we have built through the store system is the best means to provide growth and profitability for the enterprise.  This will be a joint initiative between the company and our independent dealers as we work to secure locations and negotiate appropriate lease rates. We are ramping up our project backlog and expect 20 to 25 projects, including new stores, remodels and relocations, throughout each of fiscal 2014 and fiscal 2015, with new stores representing approximately 30% of the total.”

In the fiscal 2014 second quarter, the La-Z-Boy Furniture Galleries® store network, including company-owned and independent-licensed stores, opened three new stores and closed one.  At the end of the quarter, 23 of the total 314 stores were in the new concept design format introduced in 2011.

Balance Sheet and Cash Flow

During the quarter, the company generated $19.4 million in cash from operating activities and ended the quarter with $136.2 million in cash and cash equivalents, $30.1 million in investments to enhance returns on cash and $12.6 million in restricted cash.  During the quarter, the company purchased approximately 300,000 shares of stock in the open market under its existing authorized share purchase program, leaving approximately 3.5 million shares remaining in the program.

Dividend

The Board of Directors increased the company’s regular quarterly dividend to shareholders by 50% to $0.06 per share.  The dividend will be paid on December 10, 2013, to shareholders of record as of November 29, 2013.

Business Outlook

Darrow stated, “We continue to be optimistic about our business model and future opportunities.  Over the past five years, we have proactively transformed our company against the backdrop of a challenging macroeconomic environment.  We have built a strong foundation across our business in terms of operating efficiencies with creative and fresh marketing and merchandising initiatives.  Our brand remains the strongest in the industry and we have excellent retail distribution through approximately 900 branded outlets in addition to numerous other retail outlets.  Although there is uncertainty in Washington with respect to the debt ceiling and how that may impact the consumer, we are moving forward with plans to drive growth through our “4-4-5” strategy and believe we will continue to deliver profitable growth and  return value to shareholders.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, November 20, 2013, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La‑Z‑Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) speed of economic recovery or the possibility of another recession; (c) changes in the real estate and credit markets and their effects on our customers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions; (i) any court actions requiring us to return any of the Continued Dumping and Subsidy Offset Act distributions we have received; (j) changes in the domestic or international regulatory environment; (k) adoption of new accounting principles; (l) severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (m) our ability to procure fabric rolls and leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (n) fluctuations in our stock price; (o) information technology conversions or system failures; (p) effects of our brand awareness and marketing programs; (q) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (r) litigation arising out of alleged defects in our products; (s) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (t) our ability to successfully integrate acquired businesses and realize the benefit of anticipated synergies; and (u) those matters discussed in Item 1A of our fiscal 2013 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are La-Z-Boy, England and Bauhaus. The Casegoods segment consists of four brands: American Drew, Lea, Hammary and Kincaid. The company-owned Retail segment includes 97 of the 314 La-Z-Boy Furniture Galleries® stores.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 314 stand-alone La-Z-Boy Furniture Galleries® stores and 565 independent Comfort Studios® locations, in addition to in-store gallery programs for Kincaid, England and Lea.   Additional information is available at http://www.la-z-boy.com/.

#      #      #